UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

The Container Store Group, Inc.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

210751103

(CUSIP Number)

Jennifer Bellah Maguire

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

(213) 229-7986

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 6, 2020

(Date of Event Which Requires Filing of Statement on Schedule 13D)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), checking the following box.  ☐

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 210751103	Schedule 13D/A	Page 2 of 18 Pages

(1)	Name of Reporting Persons: Green Equity Investors V, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): PN

CUSIP No. 210751103	Schedule 13D/A	Page 3 of 18 Pages

(1)	Name of Reporting Persons: Green Equity Investors Side V, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): PN

CUSIP No. 210751103	Schedule 13D/A	Page 4 of 18 Pages

(1)	Name of Reporting Persons: TCS Co-Invest, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 210751103	Schedule 13D/A	Page 5 of 18 Pages

(1)	Name of Reporting Persons: GEI Capital V, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 210751103	Schedule 13D/A	Page 6 of 18 Pages

(1)	Name of Reporting Persons: Green V Holdings, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 210751103	Schedule 13D/A	Page 7 of 18 Pages

(1)	Name of Reporting Persons: Leonard Green & Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): PN

CUSIP No. 210751103	Schedule 13D/A	Page 8 of 18 Pages

(1)	Name of Reporting Persons: LGP Management, Inc.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): CO

CUSIP No. 210751103	Schedule 13D/A	Page 9 of 18 Pages

(1)	Name of Reporting Persons: Peridot Coinvest Manager LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 210751103	Schedule 13D/A	Page 10 of 18 Pages

(1)	Name of Reporting Persons: LGP Associates V LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 210751103	Schedule 13D/A	Page 11 of 18 Pages

(1)	Name of Reporting Persons: Jonathan D. Sokoloff
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): IN

CUSIP No. 210751103	Schedule 13D/A	Page 12 of 18 Pages

(1)	Name of Reporting Persons: Timothy J. Flynn
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): IN

CUSIP No. 210751103	Schedule 13D/A	Page 13 of 18 Pages

(1)	Name of Reporting Persons: J. Kristofer Galashan
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,392,053 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,392,053 shares of Common Stock
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,392,053 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

53.8% beneficial ownership of the voting stock based on 50,555,098 shares of Common Stock outstanding as reported in Form 10-Q filed by the Issuer on October 21, 2020.

(14)	Type of Reporting Person (See Instructions): IN

CUSIP No. 210751103	Schedule 13D/A	Page 14 of 18 Pages

ITEM 1.	SECURITY AND ISSUER

This Amendment No. 3 to Schedule 13D (this “Amendment”) relates to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of The Container Store Group, Inc., a Delaware corporation (the “Issuer”).

The address of the Issuer’s principal executive offices is 500 Freeport Parkway, Coppell, Texas 75019.

ITEM 2.	IDENTITY AND BACKGROUND

The disclosure provided in Item 2 of the Schedule 13D amended hereby is updated to include the following additional disclosure:

(a)

As of the date of this statement, (i) GEI V is the record owner of 20,487,343 shares of Common Stock, (ii) GEI Side V is the record owner of 6,145,700 shares of Common Stock, and (iii) Co-Invest is the record owner of 263,147 shares of Common Stock.

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

The disclosure provided in Item 3 of the Schedule 13D amended hereby is updated to include the following additional disclosure:

In addition to and not in lieu of the foregoing, as of the date of this statement, Jonathan D. Sokoloff and Timothy J. Flynn each held (i) options convertible into 109,150 shares of Common Stock, all of which are vested and exercisable, and (ii) 56,138 shares of restricted Common Stock, all of which were awarded to the respective individual as compensation for services, and J. Kristofer Galashan held (i) options convertible into 109,149 shares of Common Stock, all of which are vested and exercisable, and (ii) 56,138 shares of restricted Common Stock, all of which were awarded to Mr. Galashan as compensation for services.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER

(a) and (b)

Reporting Persons	Number of Shares With Sole Voting and Dispositive Power	Number of Shares With Shared Voting and Dispositive Power	Aggregate Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
GEI V	0	27,392,053	27,392,053	53.8%
GEI Side V	0	27,392,053	27,392,053	53.8%
Co-Invest	0	27,392,053	27,392,053	53.8%
Jonathan D. Sokoloff	0	27,392,053	27,392,053	53.8%
Timothy J. Flynn	0	27,392,053	27,392,053	53.8%
J. Kristofer Galashan	0	27,392,053	27,392,053	53.8%
Other Reporting Persons	0	27,392,053	27,392,053	53.8%

CUSIP No. 210751103	Schedule 13D/A	Page 15 of 18 Pages

(c)

The following table sets forth all transactions with respect to shares of Common Stock effectuated in the last 60 days by any of the Reporting Persons. Each day’s sales comprised open market transactions made on that day, and the price per share reported is the weighted average sale price. The Reporting Persons hereby undertake to provide upon request to the SEC staff, the Issuer, or a security holder of the Issuer full information regarding the number of shares of Common Stock and prices at which the trades were effected.

Reporting Person	Date of Transaction	Number of Shares Sold	Price per Share
GEI VI	11/05/2020	236,403	$10.48
GEI Side V	11/05/2020	70,915	$10.48
Co-Invest	11/05/2020	3,036	$10.48
GEI V	11/06/2020	152,344	$9.99
GEI Side V	11/06/2020	45,699	$9.99
Co-Invest	11/06/2020	1,957	$9.99
GEI VI	11/09/2020	63,590	$9.87
GEI Side V	11/09/2020	19,075	$9.87
Co-Invest	11/09/2020	817	$9.87
GEI VI	11/09/2020	12,582	$10.47
GEI Side V	11/09/2020	3,775	$10.47
Co-Invest	11/09/2020	161	$10.47

(d)	Not applicable.

(e)	Not applicable.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS

7.1	Power of Attorney, dated November 10, 2020.

CUSIP No. 210751103	Schedule 13D/A	Page 16 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Amendment is true, complete and correct.

Dated as of November 10, 2020

Green Equity Investors V, L.P.
By: GEI Capital V, LLC, its General Partner

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

Green Equity Investors Side V, L.P.
By: GEI Capital V, LLC, its General Partner

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

TCS Co-Invest, LLC
By: Leonard Green & Partners, L.P., its Manager
By: LGP Management, Inc., its General Partner

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

GEI Capital V, LLC

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

Green V Holdings, LLC
By: LGP Management, Inc., its managing member

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

Leonard Green & Partners, L.P.
By: LGP Management, Inc., its General Partner

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

CUSIP No. 210751103	Schedule 13D/A	Page 17 of 18 Pages

LGP Management, Inc.

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

Peridot Coinvest Manager LLC

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

LGP Associates V LLC
By:	Peridot Coinvest Manager LLC, its Manager

By:	/S/ ANDREW C. GOLDBERG
Vice President, General Counsel and Secretary

/S/ ANDREW C. GOLDBERG
Andrew C. Goldberg, as Attorney-in-Fact for
Jonathan D. Sokoloff

/S/ ANDREW C. GOLDBERG
Andrew C. Goldberg, as Attorney-in-Fact for
Timothy J. Flynn

/S/ ANDREW C. GOLDBERG
Andrew C. Goldberg, as Attorney-in-Fact for
J. Kristofer Galashan

CUSIP No. 210751103	Schedule 13D/A	Page 18 of 18 Pages

SCHEDULE 1

Directors and Executive Officers of LGPM

Name	Position with LGPM
John G. Danhakl	Executive Vice President and Managing Partner
Jonathan D. Sokoloff	Executive Vice President and Managing Partner
Cody L. Franklin	Chief Financial Officer and Assistant Secretary
Andrew C. Goldberg	Vice President, General Counsel and Secretary
Lance J.T. Schumacher	Vice President – Tax and Assistant Secretary